Exhibit 99.1

NEWS FROM:

INDUS REALTY TRUST, INC.

CONTACT:

Anthony Galici

Chief Financial Officer

(860) 286-1307

agalici@indusrt.com

Ashley Pizzo

Director, IR & Capital Markets

(212) 218-7914

apizzo@indusrt.com

INDUS ANNOUNCES ACQUISITION OF INDUSTRIAL/LOGISTICS BUILDING

NEW YORK, NEW YORK (May 13, 2021) INDUS Realty Trust, Inc. (Nasdaq: INDT) (“INDUS” or the “Company”) announced today that it closed on the acquisition of a fully-leased 127,500 square foot industrial/logistics building in the Lehigh Valley, Pennsylvania market for a purchase price of $11.7 million before transaction costs. The Company used cash on hand to pay for this acquisition.

Michael Gamzon, President and Chief Executive Officer of INDUS commented, “We are thrilled to expand our presence in the core Lehigh Valley market with a building that is leased to a credit tenant. We believe this acquisition provides the opportunity to create significant value over time as the current in-place rent is below market and the excess land on the site provides options for potential future improvements. The building complements our existing 1.3 million square foot Lehigh Valley portfolio and is located in the same corporate park as our Ambassador Drive building.”

INDUS now owns approximately 1.4 million square feet across seven high quality industrial/logistics buildings in the Lehigh Valley which are 100.0% leased and have an average clear height of 32’and average building age of 10 years.

About INDUS

INDUS (formerly known as Griffin Industrial Realty, Inc.) is a real estate business principally engaged in developing, acquiring, managing and leasing industrial/logistics properties. INDUS owns 42 buildings totaling approximately 4.7 million square feet (including 31 industrial/logistics buildings aggregating approximately 4.3 million square feet) in Connecticut, Pennsylvania, North Carolina and Florida in addition to over 3,400 acres of undeveloped land.